Exhibit 4.1

                              COMMSCOPE, INC.

                               June 14, 2004

The Furukawa Electric Co., Ltd.
6-1, Marunouchi 2-chome
Chiyoda-ku
Tokyo 100
Japan

Dear Sirs,

We refer to the Amended and Restated Memorandum of Understanding dated as of November 15, 2001, as amended by Amendments No. 1 and No. 2 thereto, by and between The Furukawa Electric Co., Ltd. ("Furukawa") and CommScope Optical Technologies, Inc. (as assignee of CommScope, Inc. ("CommScope")) (the "MOU"); to the Stockholders Agreement dated as of October 9, 2002 by and between Commscope and Furukawa (the "Stockholders Agreement"); and to the Registration Rights Agreement dated as of October 9, 2002 by and between CommScope and Furukawa (the "Registration Rights Agreement").

Effective as of the closing of the transactions contemplated by Section 5.6 of the MOU, the aforementioned Stockholders Agreement and Registration Rights Agreement shall terminate. CommScope agrees not to exercise the Call Right set forth in Section 6.1 of the Stockholders Agreement from the date hereof.

Please acknowledge your agreement to the foregoing by executing where indicated below.

Yours sincerely,

CommScope, Inc.

By:   /s/ Frank B. Wyatt, II                    Acknowledged and agreed by:
      ----------------------
      Senior Vice President
                                                The Furukawa Electric Co., Ltd.

                                                By:/s/ Hiroshi Ishihara
                                                   ----------------------------
                                                   Name: Hiroshi Ishihara
                                                   Title: President, CEO & COO